                         Independent Auditors' Consent

To the Shareholders and Board of Trustees of Smith Barney Investment Funds Inc.:

We consent to the incorporation by reference, with respect to the portfolios listed below for the Smith Barney Investment Funds Inc. (the "Funds"), in these Prospectuses and Statement of Additional Information, of our reports dated February 8, 2002, on the statements of assets and liabilities as of December 31, 2001, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Funds as filed on Form N-30D.

We also consent to the references to our firm under the headings "Financial Highlights" in these Prospectuses and "Independent Auditors" in the Statement of Additional Information.

Portfolios
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Smith Barney Peachtree Growth Fund
Smith Barney Investment Grade Bond Fund
Smith Barney Government Securities Fund

                                                                       KPMG LLP

New York, New York
April 16, 2002